Exhibit 99.1

News Release

Novelis Announces Completion of $185 Million Private Offering of
Senior Unsecured Notes
ATLANTA, August 11, 2009 — Novelis Inc., a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), announced today the completion of its offering of $185.0 million aggregate principal amount of its senior notes due 2015 (the “Notes”), in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes have an interest rate of 11.5% per annum and were issued at a price equal to 98.022% of their face value. The Notes are guaranteed on a senior unsecured basis by certain of Novelis’ subsidiaries. The Notes are unsecured senior obligations of Novelis and rank equally with all of Novelis’ existing and future unsecured senior indebtedness.
Novelis estimates that the net proceeds from the offering were approximately $178 million after deducting discounts and estimated offering expenses. Novelis intends to use the net proceeds of the offering to repay approximately $95.7 million currently outstanding under its $100 million credit agreement with an affiliate of the Aditya Birla Group with the remaining proceeds going to repay a portion of its asset-backed revolving line of credit under its senior secured credit facilities.
The Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering circular.
Forward-Looking Statements
Statements made in this news release which describes Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. An example of such a statement in this news release includes the estimated net proceeds from the offering. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Important risk factors regarding the Company are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, as filed with the

SEC, and may be discussed in subsequent filings with the U.S. Securities and Exchange Commission. Further, the risk factors included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2009 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2009, are specifically incorporated by reference into this news release.
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Media Relations:	Investor Relations:
Charles Belbin	Randy Miller
+1 404 814 4260	+1 404 814 4259
charles.belbin@novelis.com	randy.miller@novelis.com